EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

CS FINANCING CORPORATION

ARTICLE I.

The name of the corporation (herein referred to as the “Corporation”) is CS Financing Corporation.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is located at:  1209 Orange Street, Wilmington, DE 19801 and in the County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purposes of the Corporation are to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is One Million shares of common stock, each of which shall have a par value of $0.01 per share (the “Common Stock”).

ARTICLE V.

The name and mailing address of the sole incorporator is:  Christopher L. Koshire, 222 South 9th Street, Suite 3100, Minneapolis, Minnesota 55402.

ARTICLE VI.

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII.

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.  None of the directors need be a stockholder or a resident of the State of Delaware.

ARTICLE VIII.

No director shall be personally liable to the Corporation or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  All references in this paragraph to a director shall also be deemed to refer to any other person who, pursuant to a provision of the certificate of incorporation and in accordance with subsection (a) of section 141 of the DGCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE IX.

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized:

A.            To make, amend, alter or repeal the Bylaws of the Corporation;

B.            To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

C.            To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

D.            To adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

ARTICLE X.

The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI.

The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

The undersigned being the sole incorporator, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate of Incorporation, hereby declaring, affirming, acknowledging and certifying, under penalties of perjury, that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly have hereunto set his hand this 19th day of August 2005.

/s/ Christopher L. Koshire
Christopher L. Koshire, Incorporator